                                                                 EXHIBIT 10.22


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") dated as of July 1, 2001 by and between Genesis Health Ventures, Inc., a Pennsylvania corporation with its principal place of business at 101 East State Street, Kennett Square, PA 19348 (the "Company"), and Robert A. Smith (the "Executive").

                                   WITNESSETH

         The Company desires to employ the Executive as an employee of the Company, and the Executive desires to provide services to the Company, all upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Offer and Acceptance of Employment. The Company hereby agrees to employ the Executive as President, NeighborCare. The Executive accepts such employment and agrees to perform the customary responsibilities of such position during the term of this Agreement. The Executive will perform such other duties as may from time to time be reasonably assigned to him by the Board, provided such duties are consistent with and do not interfere with the performance of the duties described herein and are of a type customarily performed by persons of similar titles with similar corporations. Nothing in this Agreement shall preclude Executive from serving as a director, trustee, officer of, or partner in, any other firm, trust, corporation or partnership or from pursuing personal investments, as long as such activities do not interfere with Executive's performance of his duties hereunder.

2. Period of Employment.

         (a) Period of Employment. The period of the Executive's employment under this Agreement shall commence on the date hereof and shall, unless sooner terminated pursuant to Section 4, terminate on June 30, 2003 (such period, as extended from time to time, herein referred to as the "Term"). Subject to
Section 2(b), and if the Term has not been terminated pursuant to Section 4, on June 20, 2003 and on each July 1st thereafter (each such July 1st, an "Automatic Extension Date") the Term shall be extended for an additional period of one year.

         (b) Termination of Automatic Extension by Notice. The Company (with the affirmative vote of two-thirds of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for such purpose) or the Executive may elect to terminate the automatic extension of the Term set forth in Section 2(a) ("Automatic Extension") by giving written notice of such election. Any notice given hereunder must be given not less than 180 days prior to the applicable Automatic Extension Date.

3. Compensation and Benefits.

         (a) Base Salary. As long as Executive remains an employee of Company, Executive will be paid a base salary, which shall continue at the rate currently in effect, subject to adjustment as hereinafter provided. Executive's base salary shall be reviewed on an annual basis and the Company shall increase such base salary, by an amount, if any, it determines to be appropriate. Any such increase shall not reduce or limit any other obligation of the Company hereunder. Executive's annual base salary payable hereunder, as it may be increased from time to time and without reduction for any amounts deferred as described below, is referred to herein as "Base Salary". Executive's Base Salary, as in effect from time to time, may not be reduced by the Company without Executive's consent, provided that the Base Salary payable under this paragraph shall be reduced to the extent Executive elects to defer or reduce such salary under the terms of any deferred compensation or savings plan or other employee benefit arrangement maintained or established by the Company. The Company shall pay Executive the portion of his Base Salary not deferred in accordance with its customary periodic payroll practices.

         (b) Incentive Compensation. Executive shall be eligible to participate in stock option, incentive compensation and other plans at a level consistent with Executive's position with the Company and the Company's then current policies and practices.

         (c) Benefits, Perquisites and Expenses.

             (i) Benefits. During the Term, Executive shall be eligible to participate in (1) each welfare benefit plan sponsored or maintained by the Company, including, without limitation, each life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, and (2) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company, in each case, whether now existing or established hereafter, to the extent that Executive is eligible to participate in any such plan under the generally applicable provisions thereof. With respect to the pension or retirement benefits payable to Executive, Executive's service credited for purposes of determining Executive's benefits and vesting shall be determined in accordance with the terms of the applicable plan or program. Nothing in this Section 3(c), in or of itself, shall be construed to limit the ability of the Company to amend or terminate any particular plan, program or arrangement.

             (ii) Vacation. During the Term, the Executive shall be entitled to the number of paid vacation days in each anniversary year determined by the Company from time to time for its senior executive officers, but not less than four (4) weeks in any anniversary year. The executive shall also be entitled to all paid holidays given by the Company to its senior officers. Vacation days which are not used during any calendar year may not be accrued, nor shall Executive be entitled to compensation for unused vacation days.

             (iii) Perquisities. During the term, Executive shall be entitled to receive such perquisites (e.g., fringe benefits) as are generally provided to other senior officers of the Company in accordance with the then current policies and practices of the Company.

             (iv) Business Expenses. During the Term, the Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive's duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may reasonably require and in accordance with the generally applicable policies and practices of the Company.

4. Employment Termination.

         The Term of employment under this Agreement may be earlier terminated only as follows:

         (a) Cause. For purposes hereof, a termination by the Company for "Cause" shall mean termination by action of at least two-thirds of the members of the Board of Directors of the Company at a meeting duly called and held upon at least 15 days' prior written notice to Executive specifying the particulars of the action or inaction alleged to constitute "Cause" (and at which meeting Executive and his counsel were entitled to be present and given reasonable opportunity to be heard) because of (i) Executive's conviction of any felony (whether or not involving the Company or any of its subsidiaries) involving moral turpitude which subjects, or if generally known, would subject, the Company or any of its subsidiaries to public ridicule or embarrassment, (ii) fraud or other willful misconduct by Executive in respect of his obligations under this Agreement, or (iii) willful refusal or continuing failure to attempt, without proper cause and, other than by reason of illness, to follow the lawful directions of the Board of Directors following thirty days' prior written notice to Executive of his refusal to perform, or failure to attempt to perform such duties and which during such thirty day period such refusal or failure to attempt is not cured by the Executive. "Cause" shall not include a bona fide disagreement over a corporate policy, so long as Executive does not willfully violate on a continuing basis specific written directions from the Board of Directors, which directions are consistent with the provisions of this Agreement. Action or inaction by Executive shall not be considered "willful" unless done or omitted by him intentionally and without his reasonable belief that his action or inaction was in the best interests of the Company, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.

         (b) Without Cause. Notwithstanding anything to the contrary contained in this Agreement, the Company (with the affirmative vote of two-thirds of the non-management membership of the Board at a meeting of the Board called and held for the purpose) may, at any time after at least 90 days' prior written notice in accordance with Section 4(e) hereof to the Executive, terminate the Executive's employment hereunder without Cause.

         (c) Death or Disability. If Executive dies, his employment shall terminate as of the date of death. If Executive develops a disability, the Company may terminate Executive's employment hereunder. As used in this Agreement, the term "disability" shall mean incapacity due to physical or mental illness which has caused the Executive to be unable to substantially perform his duties with the Company on a full time basis for (i) a period of twelve consecutive months, or (ii) for shorter periods aggregating more than twelve months in any twenty-four month period. During any period of Disability, the Executive agrees to submit to reasonable medical examinations upon the reasonable request, and at the expense, of the Company.

         (d) Good Reason. The Executive may terminate the Executive's employment for Good Reason at any time during the term of this Agreement. For purposes of this Agreement, "Good Reason" shall mean any of the following:

             (i) the assignment to the Executive by the Company of any duties inconsistent with the Executive's status with the Company or a substantial alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the date hereof, or a reduction in the Executive's titles or offices as in effect immediately prior to the date hereof, or any removal of the Executive from, or any failure to reelect the Executive to, any of such positions, except in connection with the termination of his employment for Disability or Cause or as a result of the Executive's death or by the Executive other than for Good Reason, or the termination by the Company's Board of Directors of the Automatic Extension;

             (ii) a reduction by the Company in the Executive's Base Salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement;

             (iii) a relocation of Company's principal office or corporate headquarters to a location outside the Borough of Kennett Square, Pennsylvania;

             (iv) any material failure by the Company to comply with any of the provisions of this Agreement;

             (v) any termination of the Executive's employment for reasons other than death, Disability or Cause; and

             (vi) the termination by the Board of Directors of the Automatic Extension pursuant to Section 2(b) of this Agreement..

         (e) Notice of Termination. Any termination, except for death, pursuant to this Section 4 shall be communicated by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         (f) Date of Termination. "Date of Termination" shall mean (i) if this Agreement is terminated by the Company for disability, 30 days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such 30-day period), (ii) if Executive's employment is terminated due to Executive's death, on the date of death; (iii) if the Executive's employment is terminated for Good Reason as a result of a Change of Control, as set forth in
Section 6 hereof or if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which shall not be less than 90 nor more than 180 days from the date such Notice of Termination is given).

5. Payments upon Termination.

         (a) Termination Due to Death or Disability. Upon the death or Disability of the Executive (i) the Company shall pay to the Executive or his estate (1) his full Base Salary and other accrued benefits earned up to the last day of the month of the Executive's death or Disability, (2) all deferred compensation of any kind, including, without limitation, any amounts earned under any bonus plan, and (3) if any bonus, under any bonus plan, shall be payable in respect of the year in which the Executive's death or Disability occurs, such bonus(es) prorated up to the last day of the month of the Executive's death or Disability and (ii) all restricted stock, stock option and performance share awards made to the Executive shall automatically become fully vested as of the date of death or Disability.

         (b) Termination for Cause. If the Executive's employment shall be terminated for Cause, the Company shall pay the Executive: (i) his full Base Salary through the Date of Termination (as defined in Section 4(f)) at the rate in effect at the time Notice of Termination (as defined in Section 4(e)) is given, and (ii) all deferred compensation of any kind. The Company shall have no further obligations to the Executive under this Agreement.

         (c) Termination by Executive for Good Reason or by the Company for Reasons other than for Cause or Death.

             (i) In the event (1) the Company terminates the Term without cause, or (2) the Executive terminates the Term for Good Reason, then (I) the Company shall make a lump-sum payment to the Executive equal to two times the sum of (x) Executive's Average Base Salary (as defined below) plus (y) Executive's Average Assumed Cash Incentive Compensation (as defined below); and (II) all stock options, stock awards and similar equity rights, if any, shall vest and become exercisable immediately prior to the termination of the Term and remain exercisable through their original terms with all rights. "Executive's Average Base Salary" means the (x) Executive's Base Salary for the most recent two years (including the current year) divided by (y) two. "Executive's Average Assumed Cash Incentive Compensation" means (x) the sum of (i) the value as of the dates of grant (using a Black-Scholes valuation method) of all stock options granted to Executive in consideration for services in any of the two most recent fiscal years plus (ii) the amount of any cash bonus awarded to the Executive in consideration for services in any of the two most recent fiscal years divided by
(y) two; provided that the Executive's Average Assumed Cash Incentive Compensation shall not exceed 60% of the Executive's Average Base Salary.

             (ii) Following termination of the Term for any reason, other than for Cause or upon the death of the Executive, the Company shall also maintain in full force and effect, for the continued benefit of the Executive for a period equal to the greater of (x) the period of the then current Term without giving effect to such termination or (y) two (2) years, all employee benefit plans and programs to which the Executive was entitled prior to the date of termination (including, without limitation, the benefit plans and programs provided for herein) if the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred by the terms thereof, the Company shall pay to the Executive an amount equal to the annual contribution, payments, credits or allocations made by the Company to him, to his account or on his behalf under such plans and programs from which his continued participation is barred except that if the Executive's participation in any health, medical, life insurance or disability plan or program is barred, the Company shall obtain and pay for, on the Executive's behalf, individual insurance plans, policies or programs which provide to the Executive health, medical, life and disability insurance coverage which is equivalent to the insurance coverage to which the Executive was entitled prior to the date of termination.

6. Certain Tax Matters. The Company shall indemnify and hold the Executive harmless from and against (i) the imposition of excise tax (the"Excise Tax") under Section 4999 of the Internal Revenue Code of 1986, as amended (or any successor provision thereto, the "Code"), on any payment made under this Agreement (including any payment made under this paragraph) and any interest, penalties and additions to tax imposed in connection therewith, and (ii) any federal, state or local income tax imposed on any payment made pursuant to this paragraph. The Executive shall not take the position on any tax return or other filing that any payment made under this Agreement is subject to the Excise Tax, unless, independent tax counsel reasonably acceptable to the Company determines after consultation with counsel for the Company that there is no reasonable basis for taking the position that any such payment is not subject to the Excise Tax under U.S. tax law then in effect. If the Internal Revenue Service makes a claim that any payment or portion thereof is subject to the Excise Tax, at the Company's election, and the Company's direction and expense, the Executive shall contest such claim; provided, however, that the Company shall advance to the Executive the costs and expenses of such contest, as incurred. For the purpose of determining the amount of any payment under clause (ii) of the first sentence of this paragraph, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals in the calendar year in which such indemnity payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the jurisdiction in which the Executive is resident, net of the reduction in federal income taxes that is obtained from deduction of such state and local taxes.

7. Executive's Covenants.

         (a) Nondisclosure. At all times during and after the Term, Executive shall keep confidential and shall not, except with Company's express prior written consent, or except in the proper course of his employment with Company, directly or indirectly, communicate, disclose, divulge, publish, or otherwise express, to any Person, or use for his own benefit or the benefit of any Person, any trade secrets, confidential or proprietary knowledge or information, no matter when or how acquired concerning the conduct and details of Company's business, including without limitation, names of customers and suppliers, marketing methods, trade secrets, policies, prospects and financial condition. For purposes of this Section 8, confidential information shall not include any information which is now known by or readily available to the general public or which becomes known by or readily available to the general public other than as a result of any improper act or omission of Executive.

         (b) Non-Competition. During the Term hereof and for a period of two (2) years thereafter, Executive shall not, except with Company's express prior written consent, directly or indirectly, in any capacity, for the benefit of any
Person:

             (i) Solicit any Person who is or during such period becomes a customer, supplier, employee, salesman, agent or representative of Company, in any manner which interferes or might interfere with such Person's relationship with Company, or in an effort to obtain such Person as a customer, supplier, employee, salesman, agent, or representative of any business in competition with Company which conducts operations within 15 miles of any office or facility owned, leased or operated by Company or in any county, or similar political subdivision, in which the Company conducts substantial business.

             (ii) Establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership (other than as the owner of less than one percent of the stock of a corporation whose shares are publicly traded), management, operation or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any Person in any business in competition with Company, if such Person has any office or facility at any location within 15 miles of any office or facility owned, leased or operated by Company or conducts substantial business in any county, or similar political subdivision, in which the Company conducts substantial business, or act or conduct himself in any manner which he would have reason to believe inimical or contrary to the best interests of Company.

         (c) Enforcement. Executive acknowledges that any breach by him of any of the covenants and agreements of this Section 7 ("Covenants") will result in irreparable injury to Company for which money damages could not adequately compensate Company, and therefore, in the event of any such breach, Company shall be entitled, in addition to all other rights and remedies which Company may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Executive and/or all other Persons involved therein from continuing such breach. The existence of any claim or cause of action which Executive or any such other Person may have against Company shall not constitute a defense or bar to the enforcement of any of the Covenants. If Company is obliged to resort to litigation to enforce any of the Covenants which has a fixed term, then such term shall be extended for a period of time equal to the period during which a material breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a material breach occurred, or, if later, the last day of the original fixed term of such Covenant.

         (d) Consideration. Executive expressly acknowledges that the Covenants are a material part of the consideration bargained for by Company and, without the agreement of Executive to be bound by the Covenants, Company would not have agreed to enter into this Agreement.

         (e) Scope. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

8. No Obligation to Mitigate Damages; No Effect on Other Contractual Rights.

         (a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise. The amounts payable to Executive under Section 5 hereof shall not be treated as damages but as severance compensation to which Executive is entitled by reason of termination of his employment in the circumstances contemplated by this Agreement.

         (b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, employment agreement or other contract, plan or arrangement.

9. Miscellaneous.

         (a) Notices. All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (i) delivered personally, (ii) mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) sent by a nationally recognized express courier service, postage or delivery changes prepaid, with receipt, or (iv) delivered by telecopy (with receipt, and with original delivered in accordance with any of (i), (ii) or (iii) above) to the parties at their respective addresses stated below or to such other addresses of which the parties may give notice in accordance with this Section.

             If to Company, to:

             Genesis Health Ventures, Inc.
             101 East State Street
             Kennett Square, PA 19348

             Attention: Law Department
             Attention: Chairman and Chief Executive Officer

             with a copy to:

             Blank Rome Comisky & McCauley LLP
             One Logan Square
             Philadelphia, PA 19103

             Attention:  Stephen E. Luongo, Esquire

             If to Executive, to:

             Robert Smith
             1718 Oakdale Drive
             Cooksville, MD  21723

         (b) Entire Understanding. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous, written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof.

         (c) Modification. This Agreement shall not be amended, modified, supplemented or terminated except in writing signed by both parties. No action taken by Company hereunder, including without limitation any waiver, consent or approval, shall be effective unless approved by a majority of the Board of Directors.

         (d) Termination of Prior Employment Agreements. All prior employment agreements between Executive and Company and/or any of its affiliates (and any of their predecessors) are hereby terminated as of the date hereof as fully performed on both sides.

         (e) Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and permitted assigns and upon Executive and his heirs, executors, legal representatives, successors and permitted assigns. However, neither party may assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of its or his rights hereunder without prior written consent of the other party, and any such attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition without such consent shall be null and void without effect.

         (f) Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

         (g) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

         (h) Section Headings. Section and subsection headings in this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, interpretation, meaning or effect.

         (i) References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

         (j) Controlling Law. This Agreement is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely therein.

         (k) Settlement of Disputes. The Company and Executive agree that any claim, dispute or controversy arising under or in connection with this Agreement, or otherwise in connection with Executive's employment by the Company (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company's employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding arbitration. The arbitration shall be held in Chester County, Pennsylvania (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the Expedited Employment Arbitration Rules (the "Rules") of the American Arbitration Association (the "AAA") in effect at the time of the arbitration, except that the arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by the AAA. All fees and expenses of the arbitration, including a transcript if either requests, shall be borne equally by the parties. If Executive prevails as to any material issue presented to the arbitrator, the entire cost of such proceedings (including, without limitation, Executive's reasonable attorneys fees) shall be borne by the Company. If Executive does not prevail as to any material issue, each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney's fees are recoverable under the Rules). Any action to enforce or vacate the arbitrator's award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Company or Executive pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney's fees related to such action.

         (l) Approval and Authorizations. The execution and the implementation of the terms and conditions of this Agreement have been fully authorized by the Board of Directors.

         (m) Indulgences, Etc. Neither the failure nor delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

         (n) Legal Expenses. In the event that the Executive institutes any legal action to enforce his rights under, or to recover damages for breach of this Agreement, the Executive, if he is the prevailing party, shall be entitled to recover from the Company any actual expenses for attorney's fees and disbursements incurred by him

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above mentioned, under seal, intending to be legally bound hereby.


      Attest:                                 COMPANY:


      /s/ James Wankmiller               By:  /s/ Michael R. Walker
      --------------------                    ---------------------
      Secretary                               Name:  Michael R. Walker
                                              Title: Chairman and CEO


      Witness:                                EXECUTIVE



      /s/ Betty Phelps                        /s/ Robert A. Smith
      ----------------                        -------------------
                                              Name:  Robert A. Smith
                                              Title: President, NeighborCare

                      AMENDMENT TO THE EMPLOYMENT AGREEMENT


THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT (this "Amendment Agreement") is made as of October 2, 2001, between Genesis Health Ventures, Inc., a Pennsylvania corporation with its principal place of business at 101 East State Street, Kennett Square, PA 19348 (the "Company") and Robert A. Smith (the "Executive").

                              W I T N E S S E T H:

WHEREAS, the Company and the Executive have entered into an employment agreement (the "Employment Agreement");

WHEREAS, on June 22, 2000, the Company and certain of its direct and indirect subsidiaries (collectively with the Company, the "Debtors") commenced a case in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code");

WHEREAS, on or around October 2, 2001 it is anticipated that the Company's Plan of Reorganization will be confirmed;

WHEREAS, the Executive and the Company both desire to make certain changes to the Executive's Employment Agreement, to include the granting of stock options and restrictive shares of stock.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

3. Section 2 (b) of the Employment Agreement shall be amended to read as follows:

         Termination of Automatic Extension by Notice. The Company (with the affirmative vote of two-thirds of the non-management membership of the Board of Directors at a meeting of the Board of Directors called and held for such purpose) or the Executive may elect to terminate the automatic extension of the Term set forth in Section 2(a) ("Automatic Extension") by giving written notice of such election. Any notice given hereunder must be given not less than 60 days prior to the applicable Automatic Extension Date.

4. Section 4 (b) of the Employment Agreement shall be amended to read as follows:

         Without Cause. Notwithstanding anything to the contrary contained in this Agreement, the Company (with the affirmative vote of two-thirds of the non-management membership of the Board at a meeting of the Board called and held for the purpose) may, at any time after at least 30 days' prior written notice in accordance with Section 4(e) hereof to the Executive, terminate the Executive's employment hereunder without Cause.

5. Section 4 (c) of the Employment Agreement shall be amended to read as follows:

         Death or Disability. If Executive dies, his employment shall terminate as of the date of death. If Executive develops a disability, the Company may terminate Executive's employment hereunder. As used in this Agreement, the term "disability" shall mean incapacity due to physical or mental illness which has caused the Executive to be unable to substantially perform his duties with the Company on a full time basis for (i) a period of six consecutive months, or (ii) for shorter periods aggregating more than six months in any twelve month period. During any period of Disability, the Executive agrees to submit to reasonable medical examinations upon the reasonable request, and at the expense, of the Company.

6. Section 4 (d) (iii) of the Employment Agreement shall be amended to read as follows:

         Any relocation of Executive's principal place of employment or the relocation of the Company's principal office or corporate headquarters to a location more than forty-five (45) miles beyond the Borough of Kennett Square, Pennsylvania;

7. Section 5 (c) (i) of the Employment Agreement shall be amended to read as follows:

         In the event (1) the Company terminates the Term without cause, or (2) the Executive terminates the Term for Good Reason, then (I) the Company shall make a lump-sum payment to the Executive equal to two times the sum of (x) Executive's Average Base Salary (as defined below) plus (y) Executive's Average Assumed Cash Incentive Compensation (as defined below); and (II) all stock options, stock awards and similar equity rights, if any, shall vest and become exercisable immediately prior to the termination of the Term and remain exercisable for a period of ninety (90) days following the termination of Executive's employment. "Executive's Average Base Salary" means the (x) Executive's Base Salary for the most recent two years (including the current year) divided by
         (y) two. "Executive's Average Assumed Cash Incentive Compensation" means all cash bonuses awarded in consideration of services for the two
         (2) most recent fiscal years, divided by two (3), or if there was no cash incentive program in any of the two (2) most recent fiscal years, divided by the number of fiscal years for which such cash incentive program existed. For purposes of this calculation the special recognition bonus payments which were paid to the Executive in 2000 and 2001 shall be treated as a cash bonus for the fiscal year in which such bonus is paid. The Incentive Compensation Award may not exceed 60% of Executive's Termination Base Salary.

8. In consideration for the foregoing amendments to the Employment Agreement, Executive shall be entitled to receive stock options and restrictive stock grants as follows:

         (a) Stock Option. The Company shall, pursuant to the terms of its stock option plan or any similar plan, grant to Executive as of the Effective Date one or more options to acquire an aggregate of 50,000 shares of common stock of the Company ("Company Stock"). The exercise price of the shares shall be established at the time of the grant and shall be less than or equal to the fair market value of the stock at the time of the grant. The stock options shall vest in equal quarterly installments (3,125 shares per installment) over a four (4) year period, with the first installment vesting on January 1, 2002 and the subsequent installments vesting on the first day of each calendar quarter thereafter, provided that Executive remains employed with the Company on such anniversary. In addition, the stock options shall fully and immediately vest on (i) any termination of Executive's employment with the Company by the Company without Cause (as defined in Section 4
                  (b)) or because of Executive's death or Disability (as defined in Section 4 (c)), or (ii) any termination of Executive's employment by Executive's resignation for Good Reason (as defined in Section 4 (d)). The stock options shall have a ten
                  (10) year term subject to earlier termination of such options on account of Executive's termination of employment for any reason.

         (b) Restricted Stock Award. The Company shall make a restricted stock award to Executive as of the Effective Date of 15,000 shares of Company Stock. The shares underlying the restricted stock award shall vest in equal quarterly installments (750 shares per installment) over a five (5) year period, commencing three months after the anniversary of the Effective Date and continuing every three months thereafter until the fifth anniversary of the Effective Date; provided that Executive remains employed with the Company on such anniversary. In addition, all shares of Company Stock underlying the restricted stock award shall fully and immediately vest on (i) any termination of Executive's employment with the Company by the Company without Cause or because of Executive's death or Disability, or (ii) any termination of Executive's employment by Executive's resignation for Good Reason.

9. This Amendment Agreement shall at all times be governed by and construed, interpreted and enforced in accordance with the internal substantive laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law, provision or rule that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

10. This Amendment Agreement may be executed with counterpart signature pages or in one or more counterparts, all of which shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to all the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

      Attest:                                 COMPANY:


      /s/ James Wankmiller               By:  /s/ Michael R. Walker
      --------------------                    ---------------------
      Secretary                               Name:  Michael R. Walker
                                              Title: Chairman and CEO


      Witness:                                EXECUTIVE



      /s/ Richard Sunderland Jr.              /s/ Robert A. Smith
      --------------------------              --------------------
                                              Name:  Robert A. Smith
                                              Title: President, NeighborCare